XIOM CORP.
DISTRIBUTOR AGREEMENT

THIS AGREEMENT is made on this 5th day of September, 2005, by and between XIOM Corp., a Delaware Corporation with a principal office in West Babylon, New York (the "Company") and a registered office in Barnstable, Massachusetts, and American Thermal Technologies, Inc., a New York Corporation with a principal office in Huntington Station New York, (the "Distributor')

WHEREAS, the Company is in the business of developing, manufacturing, marketing and selling certain products and services for the Plastic Coatings Market;

WHEREAS, the Distributor is in the business of distributing various items and goods to customers; and,

WHEREAS, the Distributor desires to obtain and the Company is willing to grant an exclusive right to distribute the Company's products within a defined Territory.

NOW THEREFORE, in consideration of the mutual representations and covenants contained in this Agreement, the Company and Distributor agree as follows:

1. Appointment of Distributor.

(a) *Scope and Territory*. Subject to the terms and conditions hereof, the Company hereby appoints the Distributor on an exclusive basis as its authorized Independent Distributor of the Company's line of products (the "XIOM Products") and the Distributor hereby accepts such appointment, with respect to the designated geographical area (the "Territory") set forth in Schedule A attached hereto and incorporated herein. In such capacity, the Distributor will purchase XIOM Products from the Company and will devote its continuing best efforts to the promotion and sale of such XIOM Products in the Territory.

(b) *Amendments to Schedule A*. The parties may amend Schedule A from time to time in order to add or remove Distributor location(s) and/or modify the Distributor's Territory.

(c) *Reservation of Rights by the Company*. The Company reserves the right to take the following actions within the Distributor's Territory: (i) to appoint or be represented by other or additional distributors in the event of the Distributor's breach hereunder.

(d) *Federal Government Exception*. The Company reserves the right to sell XIOM Products to all departments and branches of the United States Government and Armed Forces, including all contractors and/or suppliers doing business with the federal government wherever situated and large multi national companies with branches in the United States, and specialized industries that require special expertise. The Distributor with written permission from Xiom may also sell in these markets..

(e) *Addition, Discontinuance and Modification of Products*. The Company shall have the right at any time to introduce new XIOM Products, discontinue the manufacture or sale of any of its current XIOM Products and make changes in the design or construction of any of such XIOM Products without incurring any obligation or liability whatsoever. The Company will

give the Distributor thirty (100) days prior notice of any discontinuance of an XIOM Product.

(f) *Internet Sales*. The parties agree as follows with respect to the sale of XIOM Products over the worldwide internet that are shipped to customers in the Territory:

All sales to a customer in an existing territory will be credited to that territory.

2. Term of Agreement.

(a) *Effective Date*. The term of this Agreement shall be for a period beginning on the date hereof and ending after two years and evergreened year by year thereafter.

(b) *Initial Stocking Order*. This Agreement shall be subject to the Distributor's purchase from the Company of a minimum stocking order of XIOM Products as defined in Exhibit "B".

(c) *Renewal*. This Agreement may be renewed my mutual agreement of the parties for successive one (1) year periods, subject to the following: (i) the Distributor is not in default hereunder; (ii) the Distributor has complied with the Company's minimum productivity levels for the current year as defined by the Company; and (iii) the purchase by the Distributor of an annual stocking order.

3. Relationship of the Company and Distributor.

(a) *Independent Contractor Status*. The relationship of the parties established by this Agreement is that of vendor and vendee, and all work and duties to be performed by the Distributor as contemplated by this Agreement shall be performed by it as an independent contractor. The full cost and responsibility for hiring, firing and compensating employees of the Distributor shall be borne by the Distributor. No officer, director, employee, associate or agent of the Distributor may serve on the Company's board of directors;

(b) *No Authority to Bind Company*. Nothing in this Agreement or otherwise shall be construed as constituting an appointment of the Distributor as an agent, legal representative, joint venturer, partner, employee or servant of the Company for any purpose whatsoever. The Distributor is not authorized to transact business, incur obligations, sell goods, solicit orders, or assign or create any obligation of any kind, express or implied, on behalf of the Company, or to bind it in any way whatsoever, or to make any contract, promise, warranty or representation on the Company's behalf with respect to products sold by the Company or any other matter, or to accept any service of process upon the Company or receive any notice of any nature whatsoever on the Company's behalf.

(c) *Indemnification*. Under no circumstances shall the Company be liable for any act, omission, contract, debt or other obligation of any kind of the Distributor or any employee or

associate acting for or on behalf of the Distributor. The Distributor shall defend, indemnify and hold the Company harmless from any and all claims, demands, liabilities, losses, judgments, damages or expenses (including reasonable attorneys, fees and costs) arising directly or indirectly from the conduct of the Distributor's business or any unauthorized misrepresentation or concealment made by the Distributor or its employees or associates to any third party concerning the XIOM products. The terms of this indemnity shall survive the termination of this Agreement.

(d) *Force Majeure*. The Company shall be excused from delay or non-performance in the delivery of an order and the Distributor shall have no claim for damage if and to the extent such delay or failure is caused by occurrences beyond the control of the Company including, but not limited to, market conditions; acts of God, fire, flood, explosion; war, acts of terrorism, riots and civil disturbances; expropriation or confiscation of facilities or compliance with any order or request of governmental authority; strikes, labor or employment difficulties whether direct or indirect; or any cause whatsoever which is not within the reasonable control of the Company. The Company shall immediately notify the Distributor of the existence of any such force majeure condition and the anticipated extent of the delay or non-delivery. The Company shall, in such event, have the right to allocate available XIOM Products among its customers in its sole discretion.

(e) *Remedies of Distributor*. If the Company, for any reason whatsoever, fails or is unable to deliver any XIOM Products ordered by the Distributor, the Distributor's sole and exclusive remedy shall be the recovery of the purchase price, if any, paid by the Distributor to the Company for such XIOM Products. The Company shall not incur any liability whatsoever for any delay in the delivery to the designated delivery location of any XIOM Products. In no event shall the Company be liable for any incidental, consequential or other damages arising out of any failure to deliver any XIOM Products to the Distributor or any delay in the delivery thereof.

4. <u>Terms of Purchase by Distributor</u>.

(a) *Ordering XIOM Products*. All orders for XIOM Products placed by Distributor shall be made using a written purchase order submitted by mail, facsimile or e-mail in accordance with the Company's then current processing procedures. A purchase order (or modification of existing order) made by telephone shall not be considered an order unless and until followed up in writing to the Company. All orders shall be subject to acceptance by the Company at West Babylon, New York and such acceptance shall not be unreasonable withheld.

(b) *Prices Paid by Distributor*. The Distributor shall purchase XIOM Products at the prices specified by the Company in its price list in effect when the order is accepted by the

Company. The Company may implement price changes at any time during the term of this Agreement upon thirty (30) days prior written notice thereof to Distributor.

(c) *Taxes and Fees*. In addition to the purchase price, the Distributor shall pay and agrees to indemnify and hold the Company harmless against all taxes, excises or other governmental fees or charges (except taxes based on the Company's net income) that the Company may be required to pay on the sale or delivery of any Products sold and delivered hereunder, except where the law otherwise provides. The Distributor agrees to produce, upon the Company's request, copies of tax receipts and other documents evidencing the Distributor's compliance with this provision.

(d) *Shipping and Delivery*. All products shall be shipped FOB shipping point, with title and risk of loss passing at such point. The shipment destination must be within the Distributor's Territory. The Company will not ship products outside of the Distributor's Territory unless the Company elects to do so in certain limited situations. Any taxes, administrative or governmental charges incurred as a result of the purchase of XIOM Products are the sole responsibility of the Distributor. The Distributor shall pay all shipping charges for each order.

(e) *Payment by Distributor*. The Company shall invoice the Distributor for the XIOM Products at the time of shipment and the Distributor shall pay such invoices on a net ten (10) day basis unless otherwise approved by the Company prior to shipment. In the event the Distributor fails to pay such invoices within such period, the Distributor hereby agrees to pay a monthly service charge at one percent and one half (1 1/2%), or, if such rate is prohibited under applicable law, a service charge at such lesser rate of interest as is the maximum rate permitted to be contracted for under such applicable law. The Company reserves the right to restrict or halt future delivery of XIOM Products until the Distributor cures its default for non-payment and is entitled to recover against the Distributor all costs incurred, including reasonable attorneys' fees, as a result of the Distributor's default.

(f) *Limitation of Liability*. The Company warrants that for a period of one (1) year from the date of shipment to the Distributor, the XIOM Products sold shall be free from defects in materials and workmanship, and shall conform to the Company's standard specifications for such XIOM Products in effect at the time of the shipment. If defects occur within the warranty period, the Distributor shall notify the Company immediately and, upon confirmation by an authorized Company sales representative of the defects, the Company's sole responsibility shall be to replace the defective items. This warranty does not apply to defects not caused by the Company (for example, accidents or abuse while in Distributor's possession). The equipment warranty is voided if Xiom Equipment is used with materials not manufactured by Xiom. Xiom equipment design presupposes the use of Xiom designed spray materials. The Company shall not have any liability of any kind under this warranty unless the Distributor gives the Company notice of its claim within thirty (30) days after the date the Distributor knows or should know of its claim. EXCEPT AS SET FORTH HEREIN, THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO XIOM PRODUCTS. THE COMPANY EXPRESSLY EXCLUDES AND DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY AND ANY WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, APPLICATION

OR USE. UNDER NO CIRCUMSTANCES WILL THE COMPANY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER SUCH DAMAGES ARE SOUGHT IN CONTRACT, IN TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, AND THE COMPANY'S LIABILITY SHALL IN NO EVENT EXCEED THE PURCHASE PRICE OF THE XIOM PRODUCTS ON WHICH SUCH LIABILITY IS BASED.

(g) *No Warranty Pass-Through.* The Distributor shall not pass through to its customers or any other third party the warranties made by the Company under this Agreement, shall make no other representations to its customers or any third party on behalf of the Company, and shall expressly indicate to its customers that they must look solely to the Distributor in connection with any problems, warranty, claims or other matters concerning the XIOM Products. No warranty, representation or agreement herein shall be deemed to be made for the benefit of any customer or other third party.

5. Trademarks and Promotional Materials.

(a) *Trademarks.* The Distributor shall have the right hereunder to represent that it is "an Authorized Distributor of XIOM Products." Any other use by the Distributor of the trademark "XIOM" or any other trademark owned by the Company must be in a form and format approved by the Company in advance of such usage.

(b) *Promotional Materials.* During the term of this Agreement, the Company shall take reasonable action to assist the Distributor in its efforts to promote and sell XIOM Products, including the provision of reasonable quantities of product information, sales literature and manuals, access to XIOM website, tradeshow and technical support, and hands on distributor training. The Company grants the Distributor the right to use the XIOM documentation in the Territory during the term hereof for the purpose of enabling the Company to carry out its distribution and support obligations under this Agreement.

6. Training and Product Meetings.

(a) *Training.* The Company shall provide to the Distributor and its employees the training necessary for the proper usage and application of the XIOM Products at such times and locations as the Company shall in its sole discretion determine. The Distributor agrees to take appropriate action by instruction and training to assure that the Distributor's employees and associates are familiar with the proper usage and application of the XIOM Products.

(b) *Product Meetings.* Once per year the Company shall invite its distributors to an open meeting for the purpose of discussing sales strategies for the following year along with any

new product developments. The final decision on any discussion remains the domain of the Company.

7. Duties of the Distributor.

(a) *Sales Activities.* The Distributor agrees to use its best efforts vigorously and actively to promote the sale of XIOM Products in the Territory in a professional and ethical manner. In connection with such efforts, the Distributor, at its sole cost and expense, shall organize and maintain a sales force and shall maintain adequate sales and warehouse facilities within the Territory that are satisfactory to the Company. The Distributor may only sell in its designated Territory unless otherwise specifically authorized in writing by the Company. The Distributor further agrees not to sell any XIOM Products to any customer that the Distributor knows will ultimately use or ship such product outside of the Territory with the Company's express written consent.

(b) *Retail Pricing.* When obtaining contracts from customers in the Territory, the Distributor shall solicit such contracts only at suggested retail prices (end user) as authorized by the Company. The Distributor shall maintain its own customers and do its own billing, stocking and technical support at the application level.

(c) *Advertising.* Each printed advertisement, flyer, handbill, television spot, radio script, yellow pages listing, webpage or any other advertising or promotional material bearing or using the trademark or trade name "XIOM" or pertaining to XIOM Products must be approved by the Company in writing prior to its use by the Distributor which approval shall not be unreasonably withheld or delayed. The Distributor agrees to refrain from making any claim or representation concerning the XIOM Products in excess of those made by the Company.

(d) *Appropriate Use of XIOM Products.* The Distributor shall use its best efforts to train dealers and contractors in its Territory as to the proper usage and application of XIOM Products in accordance the data sheets, product information and support materials supplied by the Company from time to time to the Distributor.

(e) *Demonstration Unit.* The Distributor shall maintain at its own cost and to the satisfaction of the Company, a working demonstration unit(s) of XIOM's Products in order to provide training and selling demonstrations to customers in the Distributor's Territory.

(f) *Reputation and Good Will.* The Distributor shall continually conduct itself in a businesslike manner and will not engage in any deceptive, misleading, illegal or unethical practice that will reflect negatively on the Company or XIOM's Products. The Distributor shall maintain to the satisfaction of the Company a general reputation for honesty, integrity and good credit standing and shall maintain the highest quality standards. The Distributor agrees to use its best efforts to ensure customer satisfaction, including maintaining a qualified sales force, and shall not conduct its business in a manner that reflects negatively on the XIOM name or upon the Company's professional image or good will with its customers, suppliers and distributors.

(g) *Registration of Customers*. The Distributor shall register all of its customers with the Company by providing all pertinent customer information including company name, address, telephone number, e-mail address and contact person. The Company shall keep this information solely for the purpose of protecting the customer's equipment from theft, to notify the customer of updates or inform the customer that repairs may be advised. The Company shall provide serial numbers on all equipment, which shall indicate model number and date of manufacture. If theft does occur the Company will look for such equipment in the market place as it comes back for repair. All spare parts used for the operation or repair of XIOM equipment shall only be sold to customers who have registered equipment. The Company honors the sale to a secondary market user by the original owner, but will verify such sale so as to register the new owner so that protection from theft and the ability to purchase parts will transfer to the new owner. The Company shall not sell or assign any personal information obtained to mailing list or any other party. A failure by the Distributor to timely register a customer with the Company shall constitute a breach of this Agreement.

(h) *Third Party Agreements*. The Distributor acknowledges that any contracts or other arrangements it enters into with any third parties with respect to the XIOM Products sold and/or distributed hereunder will be subject and subordinate to the rights of termination set forth in this Agreement. The Distributor will indemnify and hold the Company harmless from any and all liability, loss, damages, costs or expenses incurred by the Company in connection with claims by such third parties made because of termination of this Agreement.

(i) *Competing Products*. With respect to each Territory set forth on Schedule A, the Distributor shall not, directly or indirectly, promote, advertise, manufacture, market, distribute or sell products or materials that compete with XIOM Products. For the purposes of this Agreement, a product shall be considered to be competitive if the sale of that product could result in lower sales of XIOM Products. An exception is made for XIOM distributors who are also selling powder paint materials to continue to do so however; such materials may not be sold for use in the XIOM equipment as it shall be construed to void all warranties in fact and implied. XIOM materials are configured to work optimally with XIOM equipment.

(j) *Compliance With Laws*. The Distributor and its employees and associates shall comply with all local, state and federal laws, ordinances and regulations applicable to the Distributor's business in the Territory. The Distributor agrees to use its best efforts to keep the Company fully informed of all governmental, commercial and industrial activities and plans that affect, or could affect, the XIOM Products in the Territory.

(k) *Expenses and Costs*. The Distributor shall be solely responsible for all expenses of any kind or nature incurred by the Distributor and its employees or associates in connection with its distribution functions hereunder, including but not limited to any telephone calls, travel, lodging and such other costs incurred in marketing and/or sale of XIOM Products.

(l) *Monthly Reports*. Within fifteen (15) days after the end of each calendar month, the Distributor shall submit a report to the Company setting forth an ending inventory balance of XIOM Products as of the end of such month and sales of XIOM Products for such month (both

in the aggregate and for select markets defined by the Company). The Company shall provide the format of such report to the Distributor.

(m) *Financial Statements*. Within forty-five (45) days after the end of each fiscal year, the Distributor shall submit audited financial statements to the Company.

(n) *Liability Insurance*. The Distributor shall procure general liability insurance in the amount of $250,000 and agrees to maintain said policy in full force and effect throughout the term of this Agreement of any extension thereof. The Company shall be named as an additional insured on said policy and the Distributor agrees to provide the Company with proof of insurance upon request of the Company.

8. Confidential Information.

(a) *Definition*. As used in this Section, the term "Confidential Information" means all technical or business information, analysis technique, trade secrets or other confidential or proprietary matters developed by or for the Company which is not otherwise generally known in the industry in which the Company is or may become engaged and includes, but is not limited to, information developed by or for the Company, whether now owned or hereafter obtained, concerning plans, marketing and sales methods, materials, processes, procedures, devices utilized by the Company, prices, quotes, suppliers, manufacturers, customers with whom the Company deals (or organizations or other entities or persons associated with such customers), trade secrets and other confidential information of any type, together with all written, graphic and other materials relating to all or any part of the same.

(b) *Non-Disclosure*. Except as authorized in writing by the Company, the Distributor shall not at any time, either during or after the term of this Agreement, disclose or use, directly or indirectly, any Confidential Information of which the Distributor gains knowledge during or by reason of this Agreement and the Distributor shall retain all such information in trust in a fiduciary capacity for the sole use and benefit of the Company. The Distributor shall be authorized to disclose Confidential Information to the extent required to do so by judicial or governmental order, law or requirements provided that, unless otherwise precluded by law, the Distributor has given the Company such notice as is practical prior to such disclosure in order to afford XIOM reasonable opportunity to file appropriate objections to the disclosure with the entity requiring the disclosure to be made by the Distributor.

(c) *Remedies for Breach*. Any unauthorized disclosure or use of Confidential Information by the Distributor is a material breach of this Agreement, which shall cause the Company to suffer irreparable harm; and for such breach, the Company shall be entitled to immediate injunctive relief against the Distributor together with all other remedies for breach provided herein, including, interest, costs and reasonable attorneys' fees.

9. Patent and Trademark Indemnity.

The Company will defend at its expense any legal proceeding brought against the

Distributor based on a claim that XIOM Products sold by the Company under this Agreement infringe upon a United States patent or trademark, provided that the Company is notified promptly and given full authority, information and assistance for such defense. If the Distributor complies with the foregoing obligation, the Company will pay all damages and costs finally adjudicated against the Distributor, but will not be responsible for any compromise made without the Company's consent. If the XIOM Products are held to be infringing and their use enjoined, the Company may, at its election and expense, either (1) obtain for the Distributor the right to continue selling the XIOM Products, (2) replace the XIOM Products with non-infringing Products, or (3) refund the purchase price paid, upon return of the XIOM Products to the Company.

10. Termination.

(a) *Voluntary Termination*. Either party may terminate this Agreement in its entirety, or with respect to one (1) or more Distributor location(s) set forth on Schedule A, at any time during the term hereof, with cause, by giving to the other party thirty (30) days prior written notice of termination. If this Agreement is only terminated with respect to one (1) or more Distributor location(s) set forth on Schedule A, and there are remaining Distributor location(s) still remaining on Schedule A, the provisions of this Agreement relating to termination shall only apply to the terminated location(s), and this Agreement shall remain in full force and effect with respect to the other Distributor location(s).

(b) *Default by the Distributor*. This Agreement may be terminated by the Company "for cause" immediately upon the failure of the Distributor to pay for XIOM Products purchased by the Distributor in accordance with the terms of hereof or upon the material default by the Distributor of any other obligation under this Agreement, or upon the filing of a petition in bankruptcy or for reorganization under the Bankruptcy Act by the Distributor, or upon the making of an assignment for benefit of creditors by the Distributor, or upon the Distributor's taking any action or failing to act in such a manner as to unfavorably reflect upon the Company. In the event of any default by the Distributor under any paragraph, section or provision of this Agreement, the Company may recover its costs, including reasonable attorneys' fees, incurred in either responding to the Distributor's default or commencing legal proceedings to enforce the provision hereof.

(c) *Effect on Outstanding Orders*. Upon the effective date of termination of this Agreement, all outstanding orders from the Distributor to the Company shall be deemed cancelled, to the extent XIOM Products have not yet been shipped by the Company.

(d) *Non-Compete after Termination*. The Distributor agrees that, for a period of one (1) year following the termination of this Agreement, it will not, directly or indirectly, without the Company's express written consent either: (a) market, or allow any employee, representative, sub-Distributor or subcontractor to market, any products produced by XIOM within the United States and its possessions, unless they are through XIOM and the Companies it represents; or (b) move or attempt to move, or assist others to move, customers of XIOM to a competitor. The parties agree that any breach of this paragraph shall cause the Company to suffer irreparable

harm; and as such, the Company shall be entitled to immediate injunctive relief against the Distributor together with all other remedies for breach provided herein.

(e) *Repurchase of Inventory*. Upon termination of this Agreement for any reason, the Company shall have the option, within sixty (60) days after the effective date of such termination, to purchase the Distributor's inventory which was purchased by the Distributor within the past twelve (12) months prior to the date of termination. If the Company exercises such option, the Distributor will sell and release to the Company such inventory at a price equal to the price initially paid by the Distributor for such XIOM Products, provided the XIOM Products have been properly stored and are in a good and saleable condition.

(f) *Return of Company Property*. Upon termination of this Agreement for any reason, the Distributor shall promptly return to the Company any property of the Company, including, without limitation, all sales and marketing documents, manuals and other records and proprietary information of the Company, as well as any samples in the Distributor's possession or control. The Distributor agrees that it will not make or retain any copy of, or extract from, such property or materials. The Company agrees to compensate the Distributor for the cost of any returned sales materials that were authorized by the Company and purchased by the Distributor within six (6) months of the date of termination provided the Distributor is not in default.

(g) *Other Duties Upon Termination*. Upon termination of this Agreement for any reason, the Distributor shall refrain thereafter from representing itself as a distributor of XIOM Products or using any trademarks or trade names of the Company. The Distributor shall also take all appropriate steps to remove and cancel its listing in telephone books, directories, public records and elsewhere which state or indicate that the Distributor is a distributor of XIOM Products. The Distributor agrees to make available to the Company for a period of one (1) year following termination for inspection and copying all books and records of the Company that pertain to its performance and compliance with its obligations, warranties and representations under this Agreement. The parties agree that any breach of this paragraph shall cause the Company to suffer irreparable harm; and as such, the Company shall be entitled to immediate injunctive relief against the Distributor together with all other remedies for breach provided herein.

11. Designation as Exclusive Distributor.

The Distributor will become an exclusive distributor under this Agreement only after the cumulative purchase of five (5) XIOM 1000 Systems. Notwithstanding any other part of this Agreement, if a Distributor does not put forth a "commercially reasonable" effort to promote XIOM in their Territory, the Company may revoke the "exclusivity" of this Agreement. This is to protect the Company from under performance in vital territories.

The Company also reserves the right to promote on its own to the market category painting distributors or painting contractors. This is deemed vital to the Company's expansion. This is an exception to exclusivity in a given territory. This does not prevent Distributors from soliciting in this category in their territory. Customers will be identified by both XIOM and the

Distributor to each other in this category. XIOM may or may not pay commissions to the Distributor in this category if it makes the direct sale itself.

12. Representations and Warranties. Each party represents and warrants to the other as follows:

(a) It is a duly formed, (i) in the case of XIOM, validly existing corporation in good standing under the laws of the State of Delaware, and (ii) in the case of Distributor, validly existing in the State of New York

(b) It has full power and authority to enter into this Agreement and to perform its obligations hereunder, and has taken all action required by law, its governing instruments or otherwise to authorize the foregoing;

(c) There are no suits, actions or proceedings pending or threatened against either party which, if adversely determined, would adversely affect the ability of either party to perform its obligations hereunder;

(d) It is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, their performance of its obligations hereunder or prevent the full performance of its duties and obligations hereunder;

(e) Neither the executions or delivery of this Agreement nor the preformation of its obligations hereunder, will result in a breach of, or violate the terms of any contract, lease, mortgage, license or other agreement to which the party making the representation is a party.

13. General.

(a) *Waiver.* Failure of either party at any time to require performance by the other party of any provision hereof shall not be deemed to be a continuing waiver of that provision, or a waiver of its rights under any other provision of this Agreement, regardless of whether such provision is of the same or a similar nature.

(b) *Entire Agreement.* This Agreement (including the exhibits hereto and all documents and papers delivered pursuant hereto and any written amendments hereof executed by the parties hereto) embodies the final, complete and exclusive understanding between the parties. This Agreement replaces and supersedes all prior understandings, representations, negotiations and promises, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be amended only by written agreement executed by all of the parties hereto. No terms contained on a purchase order or sales form will be applicable to any sales pursuant to this Agreement and only the terms of this Distributor Agreement shall govern such sales.

(c) *Applicable Law, Jurisdiction and Venue*. This Agreement shall be construed and governed by the laws of the Commonwealth of Massachusetts. The parties agree that jurisdiction and venue for any legal proceedings arising from or in connection this Agreement shall lie in the courts of Barnstable County, Massachusetts, and both parties hereby submit and consent to the jurisdiction and venue of said courts.

(d) *Severability*. If any provision of this Agreement is unenforceable or invalid, the Agreement shall be ineffective only to the extent of such provisions, and the enforceability or validity of the remaining provisions of this Agreement shall not be affected thereby.

(e) *Legal Counsel*. This Agreement has been negotiated by parties who are sophisticated and knowledgeable in the matters contained in this Agreement and who have acted in their own self-interest. In addition, each party has been represented by legal counsel of their own selection and this Agreement shall not be interpreted or construed against any party hereto because that party or any attorney or representative for that party drafted this Agreement or participated in the drafting hereof.

(f) *Assignment*. This Agreement shall be binding upon and shall inure to the benefit of the parties and their legal representatives, heirs, successors and assigns. This Agreement may not be assigned or otherwise transferred in whole or in part by operation of law or otherwise by the Distributor without the prior written consent of the Company, which shall not be unreasonably withheld. Upon thirty (30) days prior written notice to the Distributor, the Company may assign its rights, duties and obligations under this Agreement. Without written notice, the Company may assign its rights, duties and obligations under this Agreement to any parent, subsidiary or other affiliated corporation of the Company.

(g) *Notices*. Any notice or other communication related to this Agreement shall be effective if sent by facsimile (with written evidence of transmission) or by overnight, air or ground carrier (with delivery receipt) to:

XIOM	American Thermal Technologies, Inc
68A Lamar Street West Babylon, NY 11704	200-14 East 2nd Street Huntington Station, NY 11746

With copy to: Frederick C. Grosser, Esq.
Grosser & Mulligan
766 Falmouth Road, Suite 4
Mashpee, MA 02659
Tel: 508-477-1181
Fax: 508-477-1209

or to such other address as may be from time to time may be designated in writing to the other party.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

XIOM CORP.

By: PRESIDENT 9/7/05

American Thermal Technologies, Inc.

By: PRESIDENT

Schedule A

Area of Territory:

New York

Exhibit B

Distributor Price List for Equipment

Xiom 1000 Spray System Consisting of:

Xiom 1000G – Spray Gun
Xiom 1000C – Pneumatic Control Console
Xiom 1000PF – Fluidized Powder Feeder
Gas Regulators
Air Control Unit
Hose Package

	$5, 040.00
Nozzle Package – set of four	**$ 210.00**

Schedule C

A distributorship is maintained if your sales are equal to or better than one third the average, company-wide, Distributor annual sales. If your sales are not equal or better than one third the average company wide Distributor annual sales, you continue as a Distributor if XIOM determines that the Distributor's efforts has been reasonable for the territory. Any dispute in this instance will be resolved by the American Arbitration Association as previously cited.

Schedule D

1. Commission :

    (a) 30% off list price for equipment.
    (b) 20% off list price for materials.

2. A stock award is made once a year to Distributors proportional to their sales.
   The formula is as follows:

6% of the value of the Distributor's purchases from the Company divided by the Company determined price of the company's stock the price of the stock to be set each year. For purposes of this calculation, for the calendar year of 2005, the price will be $2.00 per share.

3. XIOM CORP.

DISTRIBUTOR AGREEMENT
TABLE OF CONTENTS

7. Duties of the Distributor

   a. Sales Activities
   b. Retail Pricing
   c. Advertising
   d. Appropriate Use of XIOM Products
   e. Demonstration Unit(s)
   f. Reputation and Good Will
   g. Registration of Customers
   h. Third Party Agreements
   i. Competing Products
   j. Compliance with Laws
   k. Expenses and Costs
   l. Monthly Reports
   m. Financial Statements
   n. Liability Insurance

8. Confidential Information

   a. Definition
   b. Non-Disclosure
   c. Remedies for Breach

9. Patent and Trademark Indemnity

10. Termination

   a. Voluntary Termination
   b. Default by Distributor
   c. Effect on Outstanding Orders
   d. Non-Compete after Termination
   e. Repurchase of Inventory
   f. Return of Company Property
   g. Other Duties Upon Termination

11. Designation as Exclusive Distributor

12. Representations and Warranties

13. General

   a. Waiver
   b. Entire Agreement
   c. Applicable of Law, Jurisdiction and Venue

d. Severability
e. Legal Counsel
f. Assignment
g. Notices